Exhibit 10.2

AMENDMENT TO PURCHASE AGREEMENT

This AMENDMENT (this “Amendment”), dated as of December 1, 2010, is to the PURCHASE AGREEMENT, dated as of July 19, 2010 (the “Purchase Agreement”), by and among Conversent Communications, Inc., a Delaware corporation, NTELOS Inc., a Virginia corporation, and, solely with respect to Sections 6.15 and 11.17 thereof, One Communications Corp., a Delaware corporation. Any capitalized terms used but not defined herein have the respective meanings set forth in the Purchase Agreement.

1. Amendments. The Purchase Agreement is hereby amended as follows:

(a) Section 2.1 of the Purchase Agreement is hereby amended to change the Purchase Price from one hundred seventy million dollars ($170,000,000) to one hundred sixty-nine million dollars ($169,000,000).

(b) Section 2.4 of the Purchase Agreement is hereby amended to: (i) change the amount of the Escrow Deposit from ten million dollars ($10,000,000) to five million dollars ($5,000,000); (ii) delete subsection (b) thereof; and (iii) change the references in subsection (c) thereof to “Second Escrow Release” to instead refer to “Escrow Release”.

(c) The Company Disclosure Schedule is hereby amended to add a new Schedule 2.5 thereof, the contents of which are set forth as Schedule A to this Amendment.

(d) Section 2.6 of the Purchase Agreement is hereby amended to provide in its entirety as follows:

“Excluded Liabilities. The Seller shall retain and shall be responsible for paying, performing and discharging when due, and none of the Purchaser, the Company or any Company Subsidiary shall assume or have any responsibility for, any Loss of the Parent Company, the Seller or of the Company or the Company Subsidiaries related to: (a) Indemnified Taxes and any other Taxes imposed on the Parent Company, the Seller and its Affiliates as a result of the Transactions, (b) any fees, expenses or other payments incurred or owed by the Parent Company, the Seller, the Company or any Company Subsidiary to any agent, broker, investment banker, law firm or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement, (c) any Intercompany Liabilities, (d) carrier access billing system or “CABS” disputes pending as of the Closing or commenced after the Closing and arising out of, or relating to, any occurrence or event happening on or before the Closing Date, (e) matters #1, 3, 4, 5 and 7 set forth in Section 3.7 of the Company Disclosure Schedule (without regard to any estimated liability stated therein), (f) the matter set forth on Schedule 2.6(a), or (g) the matter set forth on Schedule 2.6(b) (collectively, the “Excluded Liabilities”).”

(e) The Company Disclosure Schedule is hereby amended to add new Schedules 2.6(a) and (b) thereof, the respective contents of which are set forth as Schedules B and C to this Amendment.

(f) Article II of the Purchase Agreement is hereby amended to add a new Section 2.7 thereof providing in its entirety as follows:

“2.7 Use of Fiber Strands Between Columbus and Pittsburgh. Attached as Schedule 2.7 hereto is a map identifying the fibers (collectively, the “Relevant Strands”) on the route set forth therein from Columbus, OH to Pittsburgh, PA used by the Parent Company as of the Closing (the “Specified Route”) pursuant to contracts (collectively, the “Relevant Strand Contracts”) with American Electric Power Corporation, DQE Communications, LLC, Allegheny Communications Connect, Inc., Fibernet, LLC, or the respective Affiliates of each such company (each, a “Relevant Strand Provider”), which are critically important to the continued operation of the Parent Company’s business. The parties agree that, from the Closing Date until the date on which the Parent Company or its Subsidiary (as determined by the Parent Company) has executed a written contract reasonably acceptable to the Parent Company with each of the Relevant Strand Providers, pursuant to which each such Relevant Strand Provider grants to the Parent Company or such Subsidiary the right to use such Relevant Strand Provider’s Relevant Strand(s) on terms and conditions that are at least as advantageous to the Parent Company or such Subsidiary as those on which such Relevant Strand(s) were used by the Parent Company and its Subsidiaries under the applicable Relevant Strand Contract as of the Closing (the “New Relevant Strand Contracts”), the Purchaser shall (and shall cause the Company and the Company Subsidiaries to):

(a) reasonably assist the Parent Company or its Subsidiary in entering into the New Relevant Strand Contracts, including taking such actions as the Parent Company and its Subsidiaries may reasonably request in connection therewith; and

(b) provide the Parent Company or its Subsidiary (as designated by the Parent Company), the right to use, at no cost to the Parent Company or such Subsidiary, the Relevant Strands in the same manner as they are used by the Parent Company and its Subsidiaries under the Relevant Strand Contracts as of the Closing.

Provided that the Purchaser complies with this Section 2.7 and notwithstanding anything to the contrary in Exhibit 1.1(a) to the Agreement, the parties agree that the Purchaser will receive four 10G waves on the Specified Route if the Parent Company or its Subsidiary enters into New Relevant Strand Contracts with the Relevant Strand Providers collectively covering all of the Relevant Strands as described above, despite such New Relevant Strand Contracts not having been executed by the Closing Date.

2. Scope of Amendment. This Amendment relates solely to the matter set forth in Section 1 and, except as expressly set forth in Section 1, all of the provisions of the Purchase Agreement shall remain in full force and effect.

3. Closing Date. The parties agree and acknowledge that the “Closing Date” for purposes of the Agreement shall be December 1, 2010.

4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK

5. Counterparts. This Amendment may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument, respectively. This Amendment shall become effective and be deemed to have been executed and delivered by the parties at such time as counterparts hereto shall have been executed and delivered by all parties, regardless of whether all parties have executed the same counterpart. Counterparts may be delivered via facsimile or other electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

THE SELLER:

CONVERSENT COMMUNICATIONS, INC.

By:	/s/ Raymond B. Ostroski
Name: Raymond B. Ostroski
Title: EVP/General Counsel

THE PURCHASER:

NTELOS INC.

By:	/s/ James A. Hyde
Name: James A. Hyde
Title: Chief Executive Officer and President

THE PARENT COMPANY

ONE COMMUNICATIONS CORP.
(solely with respect to Sections 6.15 and 11.17 of the Purchase Agreement)

By:	/s/ Raymond B. Ostroski
Name: Raymond B. Ostroski
Title: EVP/General Counsel

[Signature page to Amendment to Purchase Agreement]